                              EMPLOYMENT AGREEMENT

            This AGREEMENT is entered into as of July 7, 2000, by and between John W. Peth ("Executive") and BRG Acquisition Corporation, a Delaware corporation (together with any successor by merger or otherwise the "Company").

            1.   Duties and Scope of Employment.

                (a) Position. For the term of his employment under this Agreement, the Company agrees to employ Executive in the position of President and Chief Executive Officer ("CEO"). Executive shall report to the Company's Board of Directors. Executive will also be a member of the Board of Directors of the Company.

                (b) Obligations to the Company. During the term of his employment, Executive shall devote his full business efforts and time to the Company. Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the term of his employment.

                (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.

                (d) Commencement Date. Executive shall commence his position as ("EVP of Sales")under this Agreement subject to the consummation of the merger of the Company with and into Business Resources Group, Inc. ("BRG") as contemplated by the Plan and Agreement of Merger dated July 7, 2000, between BRG and the Company (the "Merger Agreement"), upon the "Effective Time" of such merger (as such term is defined in the Merger Agreement) (the "Commencement Date").

            (2) Term of Employment.

                    (a) Basic Rule. The Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the Commencement Date set forth in Section 1(d) until the date when Executive's employment terminates pursuant to Section 2(b) below (the "Employment Period"). Executive's employment with the Company shall be "at will," which means that either Executive or the Company may terminate Executive's employment at any time for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between Executive and the Company


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on the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

                    (b) Termination. The Company or Executive may terminate Executive's employment at any time for any reason (or no reason) by one party giving the other party thirty (30) days' notice in writing. Executive's employment shall terminate automatically in the event of his death.

            (3) Cash and Incentive Compensation.

                    (a) Salary. The Company shall pay Executive as compensation for his services an annual base salary of $375,000.00, payable in accordance with the Company's standard payroll schedule for U.S. employees. (The compensation specified in Section 3(a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement as "Base Salary.")

                    (b) Earnings Bonus. Executive will earn an annual bonus (the "Bonus"). The Bonus for fiscal year 2000 will be based on the current BRG Fiscal Year 2000 Executive Bonus Program adopted by the Board of Directors of BRG. The fiscal year 2000 Bonus, however, will be based on achieving earnings targets before taxes and management bonuses (encompassing approximately ten (10) executives) above $6,248,200 and as follows:

               Operating Earnings                         Executive Bonus Amount
               ------------------                         ----------------------

                      $6,248,200                                 $60,000

                      $7,019,100                                $120,000

                      $7,507,500                                $130,000

                      $8,010,900                                $140,000

                      $8,514,300                                $150,000  etc.

Executive's annual bonus for future years shall be based on a pool (the "Bonus Pool"). The Bonus Pool for fiscal years after fiscal year 2000 will equal twenty percent (20%) of Excess Earnings; provided that the Compensation Committee of the Company's Board of Directors shall have the right to limit the aggregate Bonus Pool available to be divided among all participants to $1,360,000. Subject to the provisions of Section 3(e) of this Agreement, the Bonus Pool will be divided equally among Executive and the three (3) individuals serving as Executive Vice President of Marketing, Vice President of Sales and the Chief Financial/Operating Officer of the Company as of the Commencement Date. If any portion of the Bonus Pool for any year is not paid as a result of the termination of resignation of any such individual, the unpaid amount may, in the discretion of the Compensation Committee of the Company's Board of Directors, be reallocated and paid, in whole or in part, to Executive. The Bonus will be paid no later than the second business day following the later of completion of the audit of the Company's annual financial statement or sixty-five (65) days after the end of the Company's fiscal year.



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


                             (i)    Definitions For Bonus:

            The following definitions apply to the Bonus Sections of this Agreement and not for any other purpose.

                     (a) "Net Assets": The Company's total assets minus non-interest bearing debt.

                     (a) "Operating Earnings": Earnings before interest, taxes, and amortization of goodwill and, for purposes of Section 3(b), before the payment of the Bonus (if any) paid or payable under Section 3(b).

                     (c) "Excess Earnings": Operating Earnings above fifteen percent (15%) return on average Net Assets during each of the twelve months in the fiscal year of the Company.

                (c) Stock Incentive Plan. Executive will be allowed to purchase 6.5% of the issued and outstanding shares of BRG's Common Stock as of the Commencement Date (but not less than 1,300,000) ("Incentive Stock") at $.05 per share, which will be the fair market value of the Incentive Stock. As soon as possible after the Commencement Date, Executive may purchase such Incentive Stock by check made payable BRG. BRG and the Company represent and warrant that immediately following the completion of the tender offer and the merger and the changes in the capitalization of BRG contemplated by the Merger Agreement, the Common Stock of BRG will consist of 25,000,000 shares of Common Stock (of which 20,000,000 shares will be outstanding or issueable). The number of shares of Incentive Stock shall be adjusted to reflect proportionately and equitably the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into the BRG Common Stock), reorganization, recapitalization, reclassification or other like change in the capitalization of the BRG occurring on or after the date hereof and prior to the Commencement Date. Upon termination of Executive's employment, the BRG may repurchase the Incentive Stock or other shares not vested before or simultaneously with termination. Unvested shares may be repurchased by BRG at the price paid by the Executive if his employment terminates before the shares vest. The shares of Incentive Stock will vest as follows: Thirty percent (30%) of the shares of Incentive Stock will vest on the Commencement Date. The remaining shares of Incentive Stock will vest in equal monthly amounts on the last day of each month during the forty-eight (48) months immediately following the Commencement Date.

                (d) Effect of Termination of Employment. If the Company terminates Executive's employment "Without Cause" (other than within one year following a "Change of Control") or Executive quits for "Good Reason", then Executive shall receive: (A) payment of his Base Salary and any accrued but unused vacation earned through Executive's last date of employment; (B) a severance payment equal to his annual Base Salary, to be paid out in accordance with Company policy; (C) his full Bonus for the year in which termination occurs, to be paid no later than the second business day following the later of completion of the audit of the



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Company's annual financial statement or sixty-five (65) days after the end of the Company's fiscal year; (D) continuation of medical insurance benefits at Company expense for the twelve (12) months following Executive's last day of employment; and (E) accelerated vesting of all shares Incentive Stock issued to Executive pursuant to Section 3(c) above and also of any of Executive's outstanding stock options.

                (e) Termination for Cause: If the Company terminates Executive's employment for "Cause" or Executive resigns without "Good Reason," he will receive his Base Salary and earned and unused vacation through the last day worked but no severance unless terminated under Section 3(f)(i)(b)(iv) or 3(f))(i)(b)(v)below, in which case he will receive a severance payment equal to his annual Base Salary, proportional and equitable share of the Bonus and nothing else. Such severance will be paid out in accordance with Company policy, and the Bonus will be paid no later than the second business day following the later of completion of the audit of the Company's annual financial statement or sixty-five (65) days after the end of the Company's fiscal year. Upon termination for "Cause", Executive's unvested Incentive Stock will not accelerate in vesting.

                (f) Termination Following Change of Control. If, within one year following a "Change of Control," the Company terminates Executive's employment "Without Cause" or Executive quits for "Good Reason," then Executive shall receive compensation and benefits as if terminated "Without Cause" under Section 3(d) of this Agreement.

                      (i) Definitions.

                                  (a) "Change of Control." For all purposes
under this Agreement, "Change of Control" shall mean (i) a sale or transfer of securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction,
(ii) a merger, consolidation, recapitalization, reorganization, share exchange, or other business combination or transaction in which securities possessing at least fifty percent (50%) of the total combined voting power of the resulting, surviving or acquiring entity are held by a person or persons or its or their controlled affiliates different from the person, persons or affiliates who held such securities immediately before such combination or transaction, (iii) the sale, transfer or other disposition of all or substantially all of the Company's assets, or (iv) liquidation or dissolution of the Company.

                                  (b) Termination for "Cause." For all purposes
under this Agreement, a termination for "Cause" shall mean a good faith determination by the Company's Board of Directors that Executive's employment be terminated for any of the following reasons: (i) willful misconduct that is materially injurious to the Company; (ii) misappropriation of assets of the Company; (iii) indictment (if not dismissed within 90 days), conviction, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof; (iv) Executive's continued material neglect of his duties with demonstrable adverse effect on the Company following written notice and a sixty (60)-day opportunity to cure; or (v) continued unsatisfactory performance after receipt of a written warning and at least sixty (60) days to improve However, Section 3(f))(i)(b)(v) will be inapplicable and will not constitute "Cause" after the occurrence of any event constituting a "Change of Control" as


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defined above. A termination of Executive's employment by the Company in any other circumstance or for any other reason, other than death or Disability, will be a termination "Without Cause."

                                  (c) "Good Reason": For purposes of Sections
3(d) and (e) above, "Good Reason" includes: Executive terminates his employment within sixty (60) days of the occurrence of (i) material diminution of the duties or responsibilities of Executive, or (ii) moving the current location where Executive performs his principal duties twenty-five (25) or more miles, without Executive's advance, written and personal consent.

                      (ii) Termination Due to Death or Disability. If Executive's employment terminates due to death or Disability, Executive or his estate shall receive payment for Executive's Base Salary and any accrued but unused vacation earned through Executive's last date of employment, and a proportional and equitable share of the annual Bonus, but nothing else. Such Bonus will be paid no later than the second business day following the later of completion of the audit of the Company's annual financial statement or sixty-five (65) days after the end of the Company's fiscal year. For purposes of this Agreement, Disability shall mean Executive's inability to work due to a disability for four (4) consecutive months or more and the Board terminates Executive's employment for that reason.

                (g) Accelerated Vesting Upon a "Change of Control". Upon a "Change of Control" as defined in Section 3(f)(i)(a) above, Executive's unvested shares of Incentive Stock will be accelerated as if he had worked for the Company until the end of the vesting period specified in Section 3(c) above.

            4. Vacation, Executive Benefits and Additional Equity.

                (a) During the term of his employment, Executive shall be eligible for paid vacation in accordance with the Company's standard policy for officers of the Company, as it may be amended from time to time. During the term of his employment, Executive shall receive the standard automobile allowances currently in effect for his position, and be eligible to participate in any employee benefit plans maintained by the Company for similarly situated U.S. employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

                (b) On the Commencement Date, Executive shall purchase from the BRG, and BRG shall sell to Executive an additional 360,000 shares of BRG's Common Stock at the purchase price of $0.05 per share for a total purchase price of $18,000 payable in cash by Executive. The purchased shares shall be fully vested upon purchase and shall not be subject to forfeiture or repurchase by BRG or the Company upon Executive's termination of employment.

            5. Business Expenses. During the term of his employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.



                                       5
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            6. Non-Solicitation and Non-Disclosure.

                      (a) Non-Solicitation. Following the Commencement Date and continuing until the third anniversary of the date when Executive's employment terminates for any reason, Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Executive's own behalf or on behalf of any other person or entity) for hire or hire any employee of the Company or any of the Company's affiliates.

                      (b) Non-Disclosure. As a condition of employment, Executive will execute the Company's standard Proprietary Information Agreement, a copy of which is attached.

                      (c) Enforcement. Because Executive's services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

            7. Change in Control Benefit Limit.

                      (a) Benefit Limit. The aggregate Present Value (measured as of the Change of Control) of the benefits to which Executive becomes entitled under this Agreement either at the time of a Change of Control or at the time of his subsequent termination of employment following a Change of Control and which constitute "parachute payments" under federal tax law shall be limited to the greater of the following dollar amounts (the "Benefit Limit"):

                                (i) 2.99 times Executive's Average Compensation,
less the Present Value (measured as of the Change of Control) of any Other Parachute Payments to which Executive is entitled other than pursuant to the provisions this Agreement, or

                                (ii) the amount which yields Executive the
greatest after-tax amount payable to him under this Agreement after taking into account the excise tax (if any) imposed under Code Section 4999) on the Vesting Parachute Payment and any Other Parachute Payments which are provided Executive under this Agreement or otherwise.

                      (b) Definitions. For purposes of applying Code Sections 280(G) and 4999 and the Treasury Regulations thereunder to determine the Benefit Limit in effect under Section 7(a), the following definitions shall be in effect:

               Average Compensation means the average of Executive's W-2 wages or other compensation from the Company (or any predecessor corporation) for the five (5) calendar years (or such fewer number of calendar years of employment with the Company or such predecessor corporation) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages



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        or other compensation for a partial year of employment will be annualized, in accordance with the frequency which such wages or compensation is paid during such partial year, before inclusion in Average Compensation.

               Code means the Internal Revenue Code of 1984, as amended from time to time.

               Vesting Parachute Payment means, with respect to any of Executive's Incentive Stock or outstanding stock options accelerated pursuant to the provisions of this Agreement, the portion of that acceleration benefit deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of the acceleration benefit which is categorized as a Vesting Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of Executive's obligation to remain in the Company's employ as a condition to the vesting of the accelerated Incentive Stock or stock options. In no event, however, will the Vesting Parachute Payment attributable to the accelerated vesting of any Incentive Stock or stock option exceed the spread (the excess of the fair market value of the accelerated Incentive Stock or option shares over the purchase price paid for the Incentive Stock or the option exercise price payable for the accelerated option shares) existing at the time of the vesting acceleration.

               Other Parachute Payment means any payments in the nature of compensation (other than the Vesting Parachute Payment) which are made to Executive, whether under this Agreement or any other arrangement, in connection with the Change of Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

               Present Value means the value, determined as of the date of the Change of Control, of any payment in the nature of compensation to which Executive becomes entitled in connection with the Change of Control or the subsequent termination of his employment, including (without limitation) the Vesting Parachute Payment attributable to the accelerated vesting of his Incentive Stock and outstanding stock options and any Other Parachute Payments to which Executive becomes entitled. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change of Control.

                      (c) Resolution Procedure. In the event there is any disagreement between Executive and the Company as to whether one or more payments to which Executive becomes entitled in connection with either the Change of Control or his subsequent termination of employment constitute Vesting Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:



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                                (i) In the event temporary, proposed or final
Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                                (ii) In the event Treasury Regulations (or
applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent tax counsel ("Independent Counsel") mutually acceptable to the Company and Executive. The resolution reached by such Independent Counsel shall will be final and controlling. and all expenses incurred in connection with the retention of Independent Counsel to resolve the dispute shall be shared equally by the Company and Executive.

                                (iii) In the event Treasury Regulations (or
applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will be submitted to the Company's independent auditors for determination, and the expenses incurred in obtaining such valuation shall be paid by the Company.

                                (iv) A portion of the benefits provided under
this Agreement to Executive at the time of his termination of employment following a Change of Control shall be allocated as compensation for his non-compete covenant appearing in an Employee Stock Program which will be implemented before the Commencement Date, and to the extent the allocated benefits do not exceed the value of the non-compete covenant to the Company, those benefits shall not be considered to be parachute payments under Code
Section 280G. The value of the non-compete covenant shall be determined by independent appraisal obtained at the sole cost of the Company.

            8. Successors

                      (a) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                      (b) Executive's Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            9. Miscellaneous Provisions



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                      (a) Notice. Notices and all other communications
contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when deposited with a nationally recognized overnight courier for next-day delivery or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to Executive at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                      (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                      (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement, the Proprietary Information Agreement, and applicable stock option agreements and stock plans, contain the entire understanding of the parties with respect to the subject matter hereof.

                      (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                      (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).

                      (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                      (g) No Assignment. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                      (h) Forum. Any dispute or claim arising out of or in connection with this Agreement shall be resolved by a court of competent jurisdiction in Santa Clara County, California.

                      (i) Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.



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                      (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                         EXECUTIVE

                                         s/s____________________________________
                                         John W. Peth

                                         BRG Acquisition Corporation

                                         By: s/s________________________________
                                         Robert Wright, II
                                         President

               And solely with respect to the obligations under Sections 3 and 4 of the Agreement, BRG has executed this Agreement as of the day and year first above written.

                                        Business Resources Group, Inc.

                                        By: s/s_________________________________
                                        Robert Wright, II
                                        President




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